Exhibit 4.01

SMARTMETRIC, INC AND SUBSIDIARY

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

Smartmetric, Inc. (the “Company”) has one class of securities, its common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The description of the Company’s common stock set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Amended Articles of Incorporation, as amended (the “Amended Articles”) and Amended Bylaws (“Amended Bylaws,” and together with the Amended Articles, the “Charter Documents”), each of which is attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For additional information, please read the Company’s Charter Documents.

Capital Stock

The Company is authorized to issue up to 600,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) and 50,000,000 shares of Class A Preferred stock. The Company’s board of directors has the power and authority to fix by resolution any designation, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption and conversion right with respect to the Preferred Stock. As of June 30, 2021, 446,385,628 shares of the Company’s Common Stock were issued and outstanding, 610,000 shares of Preferred Stock were issued and outstanding and zero shares of Class A Preferred stock were issued and outstanding.

Voting Rights

The holders of shares of the Company’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. The Company’s Common Stock does not have cumulative voting rights.

Dividend Rights

The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s board of directors in its discretion out of any funds legally available therefor and as permitted.

Liquidation Rights

In the event of the Company’s dissolution, liquidation or winding-up, the holders of shares of Common Stock are entitled to receive the remaining assets of the Company, ratably according to the number of shares of Common Stock held, subject to the distribution rights of shares of Preferred Stock, if any, then outstanding and as permitted.

No Preemptive Rights

No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock or of securities of the Company convertible into stock of any class whatsoever.

Other Rights

Holders of Common Stock have no subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

Listing

The Company’s Common Stock is currently traded on the Nasdaq Capital Market under the symbol “SMME.”

Warrants

As of June 30, 2021, the Company had outstanding warrants to purchase an aggregate of 124,888,519 shares of Common Stock. The warrants have exercise prices of between $0.10 and $0.20 and all expire at various dates before June 7, 2022.

Anti-Takeover Provisions

The Charter Documents contain certain provisions that may discourage an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult.

Authority of the Board of Directors

Under the Amended Articles, the Company’s board of directors has the power to issue any or all of the shares of the Company’s capital stock, including the authority to establish one or more series of Preferred Stock and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval. In addition, under the Amended Bylaws, the Company’s board of directors has the right to fill vacancies on the board of directors. Under the Amended Articles, the Company’s board of directors has the authority to make, amend and repeal the Bylaws.